Exhibit 99.1

GlobalSCAPE Provides Financial and Business Update
Audit Committee Concludes Investigation
Company Completes Financial Statement Review; Management Provides Update on Progress of Corporate Strategy
SAN ANTONIO – June 14, 2018 – GlobalSCAPE, Inc. (NYSE American: GSB), a worldwide leader in the secure movement and integration of data, has reported financial results for the three and six months ended June 30, 2017, the three and nine months ended September 30, 2017, the year ended December 31, 2017, and the three months ended March 31, 2018. The Company also announced the conclusion of its previously announced Audit Committee investigation and financial statement audit, provided restated results for the years ended December 31, 2015 and 2016 and the three months ended March 31, 2017, and provided an update on the Company’s direction towards delivering cloud-based MFT technology.

2018 Operational and Financial Highlights
•	Launched Enhanced File Transfer (EFT™) Arcus, a next-generation, cloud-based (SaaS) Managed File Transfer (MFT) platform.
•	Rebranded the organization to align with its capabilities and long-term vision, which reflects the Company’s direction towards becoming a cloud-based software and services provider of MFT technology.
•	Maintained strong financial position with approximately $27.5 million of cash, cash equivalents and short and long-term investments as of March 31, 2018.
•	Maintained quarterly cash dividend of $0.015 per share of common stock.

GlobalSCAPE Financial Overview

(in millions except per share data and percentages)	FY 2015	FY 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017	Q1 2018
Revenue	$30.7	$32.6	$8.4	$8.5	$8.2	$8.8	$33.9	$7.7

Gross Profit ($)	$25.4	$26.3	$6.9	$6.9	$6.6	$7.3	$27.7	$6.1
Gross Profit (%)	83%	81%	82%	81%	81%	83%	82%	79%

Net Income (Loss)	$4.5	$3.6	$0.8	$0.5	$0.3	$(0.2)	$1.4	$(1.0)
Net Income (Loss) per Diluted Share	$0.21	$0.17	$0.04	$0.02	$0.01	$(0.01)	$0.06	$(0.04)

Adjusted EBITDA[1]	$7.3	$6.5	$1.6	$1.0	$0.8	$1.0	$4.4	$(0.5)
As of	12/31/2015	12/31/2016	3/31/2017	6/30/2017	9/30/2017	12/31/2017	12/31/2017	3/31/2018
Cash, Cash Equivalents, and Short-term Investments	$19.1	$11.6	$13.2	$11.5	$14.2	$15.9	$15.9	$16.0
Long-term Investments	$-	$12.8	$12.8	$12.9	$13.0	$11.5	$11.5	$11.6

1) Adjusted EBITDA is not a measure of financial performance under GAAP. It should not be considered as a substitute for net income presented on our consolidated statement of operations and comprehensive income. See reconciliation of this non-GAAP measure below.

Conclusion of Investigation and Financial Statement Audit
In June 2017, GlobalSCAPE’s Audit Committee (the “Committee”) began conducting an investigation into certain transactions previously recorded in the fourth quarter of 2016. The Committee initially discovered that for a limited number of transactions in the fourth quarter of 2016, certain employees, who are no longer with the organization, had circumvented the Company’s internal controls and made undisclosed side arrangements with certain customers. These improper arrangements had the effect of overstating the Company’s accounts receivable and license revenue for the fourth quarter and full year 2016.  In addition to these transactions, the Committee and management found additional improper transactions and revenue that had been improperly recognized totaling $345,000 for the year ended 2016. The Committee has completed the investigation and the Company has been implementing appropriate remedial measures.

Due to the investigation, the Company also underwent a process to prepare, review and, where necessary, restate its financial statements for the fiscal years ended December 31, 2015 and 2016, the amendment of its Annual Report on Form 10-K for the year ended December 31, 2016, the amendment of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and the preparation and review of its financial statements for the quarterly periods ended June 30, 2017, September 30, 2017, and March 31, 2018, and the year ended December 31, 2017.

The financial statement audit is now complete, and the final results include:

•
A $741,000 reduction of fourth quarter and full year 2016 revenue, including $396,000 relating to the circumvention of the Company’s internal controls first reported in August 2017 with the remainder relating to additional improper transactions and improper revenue recognition.

•	A $676,000 reduction of accounts receivable as of December 31, 2016, compared to the $403,000 initially reported.

More detailed information is set forth in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2016 filed with the Securities and Exchange Commission on June 14, 2018 and the other periodic reports filed with the Securities and Exchange Commission on June 14, 2018.

The Company also disclosed in its filings with the Securities and Exchange Commission that it had identified one or more material weaknesses in its internal control over financial reporting and its disclosure controls and procedures.  The Company has been implementing a number of ongoing remedial measures in order to remedy these weaknesses. These measures include:

•	Developing more detailed revenue recognition practices and policies;
•	Strengthening the Company’s overall controls, and disclosure processes and systems; and,
•	Implementing financial accounting and reporting literacy training for the Company’s accounting, finance and sales teams.

Corporate Strategy Update
In June 2017, GlobalSCAPE introduced a data integration product which we intended to sell under the brand name Kenetix. We licensed the technology for this product from a third party. This product is a cloud-based, integration-as-a-service, or iPaaS, solution used to connect applications, microservices, application program interfaces (or API’s), and data and processes, within and between organizations. We have experienced issues with this third-party technology. As such, GlobalSCAPE has determined to suspend both sales and marketing of the product as we evaluate options and ascertain whether the licensor can effectively address the issues. This decision does not change the Company’s overall strategy, which is to:

•	Continue to invest in, and drive growth of, the Company’s EFT platform;
•	Transition to cloud/SaaS-based services through the sale of EFT Arcus; and,
•	Continue to explore, evaluate and integrate with adjacent technologies to accelerate its product portfolio and revenue growth.

Management Commentary from Matt Goulet, President and CEO of GlobalSCAPE
“Despite the significant distractions that came with the investigation, we enhanced our solutions; bolstered our leadership team; rolled out EFT Arcus, our cloud-based MFT platform; grew our cash balance; and maintained our dividend. Our business continues to remain robust, and we believe we have a solid plan in place to execute our key initiatives and build operational momentum.

“One of the key initiatives we’re focused on is growing our core MFT business and transitioning GlobalSCAPE into a cloud-based MFT software and services company. In January 2018, we rebranded the organization and launched EFT Arcus, which was a significant milestone for GlobalSCAPE and a major push to the cloud.  EFT Arcus complements our traditional on-premises license model  and creates new opportunities with potential customers who we would not have previously attracted—who are looking to migrate to the cloud or adopt a hybrid model—and expands our leadership position in the MFT market.

“Industry analysts at OVUM estimate that cloud share for the MFT market is growing at 3X compared to on-premises MFT. What’s more, this growth rate is expected to increase to 3.5X by 2021. Overall, we’re excited to be making this significant first step toward becoming a leading cloud-based MFT software and services company, and we believe this milestone is just the beginning.

“It’s important to note that throughout the investigation and audit process, our growth strategy and long-term outlook didn’t materially change. Although we’ve suspended marketing the Kenetix product while we evaluate options and ascertain whether the licensor can effectively address the issues, we remain focused on investing in, and driving growth of, our core EFT platform, while continuing to push towards cloud and SaaS-based services through EFT Arcus. We’ll also continue to explore, evaluate and integrate with adjacent technologies to accelerate our overall growth. As we look to build on our forward progress, these key growth drivers, coupled with our long term strategy and enhanced leadership team, have guided us before the investigation, and are guiding us even more now. We remain optimistic about staying ahead of the industry’s shift to the cloud, and our ability to capture a larger share of the MFT market.

“In summary, I’m pleased with how the entire team has carried itself during what was a very challenging time in our history. The initiatives we implemented during the past twelve months have helped instill in GlobalSCAPE the kind of product strength, leadership, channel support and operating efficiencies needed to help us build on our market status as one of the leading providers helping customers securely move and enhance the value of their data. We’re excited to build on our momentum and to make a bigger impact in the secure data movement space, whether that’s on-premises, in the cloud, or both. We’ve come out of this process more driven and focused than ever, which we believe will translate to stronger growth and profitability—both now and over the long-term.”

About GlobalSCAPE
GlobalSCAPE, Inc. (NYSE MKT: GSB) is a pioneer in securing and automating the movement and integration of data seamlessly in, around and outside your business, between people and places, in and out of the cloud.  GlobalSCAPE provides technology that automates your work and secures your data, while giving visibility to those who need it. GlobalSCAPE makes business flow brilliantly. For more information, visit http://www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “expect,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017  filed with the SEC on June 14, 2108; the discovery of additional information relevant to the internal investigation; the conclusions of the Company’s Audit Committee (and the timing of the conclusions) concerning matters relating to the internal investigation; the timing of the review by, and the conclusions of, GlobalSCAPE’s independent registered public accounting firm regarding the internal investigation and GlobalSCAPE’s financial statements; the possibility that additional errors may be identified; the risk that the completion and filing of the Company’s reports to be filed with the SEC will take longer than expected; pending litigation and other proceedings and the possibility of further legal proceedings adverse to GlobalSCAPE resulting from the restatement or related matters; and the costs associated with the restatement and the investigation.

Use of Non-GAAP Measures
The Company utilizes Adjusted EBITDA (Earnings Before Interest, Taxes, Total Other Income/Expense, Depreciation, Amortization, other than amortization of capitalized software development costs, and Share-Based Compensation Expense) to provide a view of income and expenses that is supplemental and secondary to the primary assessment of net income as presented in the consolidated statement of operations and comprehensive income.

Adjusted EBITDA is not a measure of financial performance under GAAP. It should not be considered as a substitute for net income presented on our consolidated statement of operations and comprehensive income. Adjusted EBITDA has limitations as an analytical tool and when assessing our operating performance. Adjusted EBITDA should not be considered in isolation or without a simultaneous reading and consideration of our consolidated financial statements prepared in accordance with GAAP.

GlobalSCAPE, Inc. Adjusted EBITDA (in thousands)
	FY 2015	FY 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017	Q1 2018
Net Income (Loss)	$4,526	$3,585	$831	$457	$276	$(194)	$1,370	$(935)
Add (subtract) items to determine adjusted EBITDA:
Income tax expense (benefit)	1,861	1,801	411	265	194	677	$1,547	(232)
Interest (income) expense, net	(78)	(159)	(70)	(77)	(75)	(75)	$(297)	(76)
Depreciation and amortization:
Total depreciation and amortization	1,553	2,045	541	516	547	540	$2,144	594
Amortization of capitalized software development costs	(1,283)	(1,777)	(474)	(446)	(484)	(479)	$(1,883)	(534)

Stock-based compensation expense	711	1,014	337	335	381	513	$1,566	671

Adjusted EBITDA	$7,290	$6,509	$1,576	$1,050	$839	$982	$4,447	$(512)

GlobalSCAPE Press Contact
Contact: Lisa Kilpatrick
Phone Number: (210) 308-8267
 Email: PR@globalscape.com

GlobalSCAPE Investor Relations Contact
Contact: Matt Glover or Najim Mostamand, CFA
Phone Number: (949) 574-3860
Email: IR@globalscape.com

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